EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42145, effective December 12, 1997 as amended on June 24, 1998 and on March 28, 2006) and Form S-8 (No. 333-133183, effective April 10, 2006) of Helios and Matheson North America Inc. and Subsidiary of our report dated March 15, 2011 relating to our audits of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios and Matheson North America Inc. and Subsidiary for each of the two years in the period ended December 31, 2010.

/s/ Mercadien, P.C., Certified Public Accountants
Mercadien P.C., Certified Public Accountants
Hamilton, New Jersey
March 15, 2011